EXHIBIT NO. 10.23

January 14, 2012

Dawn Landry

Via Hand Delivery

Dear Dawn:

As a valued member of the senior leadership team and per our discussion we are prepared to offer you the following as an addendum to your employment offer accepted on April 25, 2008.

In the event that your employment is terminated without cause the Company shall pay to you an amount equal to twelve (12) months of your then current base salary. Any payments made by the Company shall be governed and administered by the Company’s Severance Policy and (a) be subject to appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon you executing a mutually acceptable severance agreement and release.

Your employment is at will, and either you or the Company may terminate the employment relationship at any time with or without cause. We ask that you give us at least two (2) weeks’ notice if you wish to terminate your employment.

I look forward to your continuing contributions to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.

Sincerely,

/s/ Mark K. Knoy

Mark Knoy

President and Chief Executive Officer

American Commercial Lines (ACL)

/s/ Dawn R. Landry	18 Jan 2012
Dawn Landry	Date

American Commercial Lines Inc.